CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-48313) of PS Business Parks, Inc., pertaining to the PS Business Parks, Inc. 1997 Stock Option and Incentive Plan, and the Registration Statement on Form S-3 (No. 333-50463) and the related prospectus of (i) our report dated February 23, 1998 except for Note 9 as to which the date is March 18, 1998, with respect to the consolidated financial statements of PS Business Parks, Inc. (successor to American Office Park Properties, Inc.) included in the Current Report on Form 8-K/A dated April 17, 1998 of PS Business Parks, Inc.,
(ii) our report dated April 21, 1998 on the combined statement of revenues and certain operating expenses of the Principal Properties for the year ended December 31, 1997 included in the Current Report on Form 8-K dated May 4, 1998 of PS Business Parks, Inc., (iii) our report dated August 26, 1998 on the combined statement of revenues and certain expenses of the Northpointe D and G Properties for the year ended December 31, 1997 included in the Current Report on Form 8-K/A dated September 30, 1998 of PS Business Parks, Inc., (iv) our report dated August 6, 1998 on the statement of revenues and certain expenses of the Gunston Property for the year ended December 31, 1997 included in the Current Report on Form 8-K/A dated September 30, 1998 of PS Business Parks, Inc. and (v) our report dated September 21, 1998 on the statement of revenues and certain operating expenses of the Spectrum 95 Property for the year ended December 31, 1997 included in the Current Report on Form 8-K/A dated September 30, 1998 of PS Business Parks, Inc.



                                                          /s/ ERNST & YOUNG LLP



Los Angeles, California
November 12, 1998